Exhibit 99.01
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U N I T R I N                                                News Release


                                                         Source: Unitrin, Inc.

Unitrin Announces Settlement with the Kemper Insurance Companies, Estimated Hurricane Charley Losses and Gains on Sales of Investments

Monday, August 23, 2004, 4:30 p.m. ET


CHICAGO -- (BUSINESS WIRE) - August 23, 2004 --Unitrin, Inc. (NYSE:UTR -
News) today announced that it has agreed to settle in full its obligation to pay future variable purchase price components and performance bonuses related to its purchase of the personal lines property and casualty insurance business from the Kemper Insurance Companies. The agreement also settles certain other items related to the purchase and the administration of Kemper business excluded from the purchase transaction. The agreement with the Kemper Insurance Companies is subject to certain regulatory approvals. Unitrin will record a one-time after-tax charge of approximately $10 million as a result of the settlement. The full text of the agreement was filed by Unitrin today with the Securities and Exchange Commission on a Form 8-K.

Dick Vie, Unitrin President and Chief Executive Officer commented, "We are pleased to have reached an agreement with the Kemper Insurance Companies to settle the variable purchase price and performance bonus elements from the acquisition. Although we will record a one-time charge in the third quarter we will no longer have an obligation to make future payments to Kemper based upon the performance of our personal lines businesses in 2004 or in 2005. The combination of this agreement coupled with our previously disclosed substantial completion of the conversion of the Kemper business onto Unitrin paper settles the vast majority of our affairs with the Kemper Insurance Companies."

Unitrin also announced that it expects that its net losses resulting from Hurricane Charley will be less than $5 million after-tax.

Unitrin also noted that its net after-tax gains on sales of investments for the month of July were approximately $15 million. The net gains were primarily the result of the sale of a portion of Unitrin's investment in Baker-Hughes, Inc.

Dick Vie also commented, "The combined bottom line net impact for the third quarter of our settlement with Kemper, estimated claims from Hurricane Charley, and the gains resulting from the sale of a portion of our investment in Baker-Hughes will be minimal."

This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "project(s)," "plan(s)," "intend(s)," "expect(s)," "might," "may" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

o Changes in general economic conditions, including performance of financial markets, interest rates, and unemployment rates;
o Heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;
o The number and severity of insurance claims (including those associated with catastrophe losses);
o Changes in the financial condition of reinsurers and amounts recoverable therefrom;
o    Changes in industry trends;
o Regulatory approval of insurance rates, policy forms, license applications and similar matters;
o Governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations) and adverse judgments in litigation to which the Company or its subsidiaries are parties;
o Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company's products or services;
o    Changes in ratings by credit rating agencies and/or A. M. Best Co., Inc.;
o    Realization of economies of scale;
o    Absolute and relative performance of the Company's products or services;
     and
o Other risks and uncertainties described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC").

No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures the Company makes on related subjects in reports to the SEC.

Unitrin, Inc.'s subsidiaries are engaged in three businesses: property and casualty insurance, life and health insurance, and consumer finance. Additional information about Unitrin is available for viewing by visiting its website (www.unitrin.com).

CONTACT:
Unitrin, Inc.
Edward J. Konar at (312) 661-4930 or via e-mail at investor.relations@unitrin.com

KEYWORD: ILLINOIS
INDUSTRY KEYWORD: INSURANCE BANKING EARNINGS